Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

Name of Participant:

Name of Plan:	Amended and Restated 2015 Ashland Inc. Incentive Plan

Number of Shares of Restricted Stock:	[●]

Performance Period:	October 1, 2015 through 120 days post-Transaction (as defined below)

Date of Award:	[●]

Vesting Date of Award:	3rd anniversary of Date of Award[1] 4th anniversary of Date of Award[2]

Ashland Inc. (“Ashland”) hereby confirms the grant of a Performance-Based Restricted Stock Award (this “Award”) with respect to the number of shares of Ashland common stock, par value $0.01 per share (“Common Stock”) set forth above, subject to certain restrictions and forfeiture conditions as described herein (the shares of “Restricted Stock”), to the above-named Participant (the “Participant” or “you”), pursuant to the 2015 Ashland Inc. Incentive Plan (the “Plan”) (Attachment 1) and this Performance-Based Restricted Stock Agreement (this “Agreement”), in order to provide the Participant with an additional incentive to continue his/her services to Ashland and to continue to work towards the consummation of the transaction, or series of transactions, initially approved in principle by the Ashland Board of Directors on September 16, 2015, intended to separate the Valvoline business from Ashland’s specialty chemicals business and create two independent, publicly traded companies (the consummation of such transaction or series of transactions, the “Transaction”).

1.            General.  This Award is granted under, and subject to, all the terms and conditions of Attachment 2 hereto and the Plan, including, but not limited to, the forfeiture provision of Section 16(H) of the Plan, as modified by this Agreement.  Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Plan.

This Award shall be evidenced by entry on the books of Ashland’s transfer agent, Wells Fargo Bank, N.A.  Each entry in respect of shares covered by this Award shall be designated in the name of the Participant and shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeitures) contained in the Plan and the Agreement entered into between the registered owner and Ashland Inc. (or its successor).”

_________________
1 For all recipients other than the CEO.
2 For the CEO.

The shares of Restricted Stock, Adjusted Restricted Stock (as defined below) and Time-Vesting Restricted Stock (as defined below) and the Participant’s rights under this Agreement may not be sold, assigned, transferred, pledged, or otherwise encumbered, until such shares vest as provided herein.  Except for the restrictions described herein, the Participant will have all rights of a shareholder with respect to the shares of Restricted Stock, Adjusted Restricted Stock and Time-Vesting Restricted Stock.

As the shares of Restricted Stock, Adjusted Restricted Stock and Time-Vesting Restricted Stock vest, the Participant will owe applicable federal income and employment taxes and state and local income and employment taxes.

2.            Restricted Activities.  In consideration of this Award, the Participant agrees that, during the Participant’s employment, and the twenty-four (24) month period following the Participant’s termination of employment, with Ashland or any of its subsidiaries (or, in the event the Participant becomes employed by the Successor (as defined below) in connection with the Transaction, the Successor or any of its subsidiaries) for any reason, without the prior written consent of Ashland (or the Successor, as applicable), the Participant will not (a) engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by Ashland or any of its subsidiaries (or the Successor or any of its subsidiaries, as applicable); or (b) perform any act or engage in any activity that is detrimental to the best interests of Ashland or any of its subsidiaries (or the Successor or any of its subsidiaries, as applicable), including, without limitation, (i) solicit or encourage any existing or former employee, director, contractor, consultant, customer or supplier of Ashland or any of its subsidiaries (or the Successor or any of its subsidiaries, as applicable) to terminate his, her or its relationship with Ashland or any of its subsidiaries (or the Successor or any of its subsidiaries, as applicable) for any reason, or (ii) disclose proprietary or confidential information of Ashland or any of its subsidiaries (or the Successor or any of its subsidiaries, as applicable) to third parties or use any such proprietary or confidential information for the benefit of anyone other than Ashland and its subsidiaries (or the Successor and its subsidiaries, as applicable) (the foregoing, restrictions, collectively, the “Participant Covenants”); provided, however, that clause (ii) above shall not be breached in the event that the Participant discloses proprietary or confidential information to the Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws, or the Participant’s disclosure of proprietary or confidential information is protected under the whistleblower provisions of any applicable law or regulation.  The Participant understands that if he or she makes a disclosure of proprietary or confidential information that is covered above, he or she is not required to inform Ashland (or the Successor, as applicable), in advance or otherwise, that such disclosure(s) has been made.  Nothing in this Agreement shall prohibit the Participant from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding.

Notwithstanding any other provision of the Plan or this Agreement to the contrary, but subject to any applicable laws to the contrary, the Participant agrees that in the event the Participant fails to comply or otherwise breaches any of the Participant Covenants either during the Participant’s employment, or within twenty-four (24) months following the Participant’s termination of employment, with Ashland or any of its subsidiaries (or the Successor or any of its subsidiaries, as applicable) for any reason:  (a) Ashland (or the Successor, as applicable) may eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by Ashland or any of its subsidiaries (or the Successor or any of its subsidiaries, as applicable) (either directly or under any employee benefit or compensation plan, agreement, or arrangement, except to the extent that such compensation, benefit or payment under such employee benefit plan, agreement or arrangement constitutes deferred compensation under Section 409A of the Internal Revenue Code (“Section 409A”) and such elimination or reduction would trigger a tax or penalty under Section 409A) to or on behalf of the Participant in an amount up to the total amount paid or payable to the Participant under this Agreement; and/or (b) Ashland may require the Participant to pay Ashland an amount up to the total amount paid to the Participant under this Agreement; in each case together with the amount of Ashland’s (or the Successor’s, as applicable) court costs, attorney fees, and other costs and expenses incurred in connection therewith.  For purposes of this paragraph, the total amount paid under this Agreement shall equal the closing stock price of Common Stock (or common stock of the Successor, as applicable) on the date of award set forth above (the “Date of Award”) or the Vesting Date (as defined below) multiplied by the number of shares of Common Stock (or common stock of the Successor, as applicable) awarded or vested, as determined by the P&C Committee of Ashland (or the board of directors of the Successor or the appropriate committee thereof, as applicable).  For the avoidance of doubt, the transfer of the Participant’s employment from Ashland to the Successor in connection with the Transaction shall not constitute a termination of employment for purposes of this Agreement.

3.            Adjustment in Connection with the Transaction.  In connection with the Transaction, the P&C Committee of Ashland shall adjust this Award pursuant to Section 14 of the Plan such that, immediately following the Transaction, this Award shall represent solely either (a) in the event you become employed with the Successor in connection with the Transaction, a number of shares of restricted common stock of the Successor (and, for the avoidance of doubt, no shares of stock of Ashland), with such number being determined by the P&C Committee of Ashland in its sole discretion, and otherwise having the same terms and conditions (including performance vesting) as this Award, or (b) in the event you remain employed with Ashland following the Transaction, a number of shares of Restricted Stock (and, for the avoidance of doubt, no shares of stock of the Successor), with such number being determined by the P&C Committee of Ashland in its sole discretion, and otherwise having the same terms and conditions (including performance vesting) as this Award (any such shares described in clause (a) or (b), shares of “Adjusted Restricted Stock”).  Immediately following the end of the performance period set forth above (the “Performance Period”), the shares of Adjusted Restricted Stock will convert into a number of time-vesting shares of Common Stock (or time-vesting shares of common stock of the Successor, as applicable) having the same terms and conditions (other than performance vesting) as this Award (shares of “Time-Vesting Restricted Stock”), with such number being determined based upon the attainment of the performance goal described in Attachment 2 hereto (the “Performance Goal”) as of the end of the Performance Period, as calculated in accordance with Attachment 2 hereto.  The shares of Time-Vesting Restricted Stock will remain outstanding and will become vested on the same vesting date set forth above (the “Vesting Date”), so long as the Participant remains in the continuous employment of Ashland (or the Successor, as applicable) through the Vesting Date, except as otherwise described herein.

4.            Dividends.  While the shares of Restricted Stock, Adjusted Restricted Stock or Time-Vesting Restricted Stock are outstanding, on any date on which cash dividends (but not other distributions, notwithstanding anything in Section 6 of the Plan to the contrary) are paid to holders of shares of Common Stock (or shares of common stock of the Successor, as applicable), the Participant will be credited with a number of additional shares of Restricted Stock, Adjusted Restricted Stock or Time-Vesting Restricted Stock, as applicable, equal to (a) the product of (i) the number of shares of Restricted Stock, Time-Vesting Restricted Stock or Adjusted Restricted Stock, as applicable, held by the Participant as of the date of record for such dividend multiplied by (ii) the per share cash dividend amount, divided by (b) the closing stock price of Common Stock on the NYSE Composite Tape (or the closing price of the shares of common stock of the Successor, as applicable), on the date of record for such dividend (with all fractional shares, if any, resulting from such calculation being cancelled).  Such additional shares of Restricted Stock, Adjusted Restricted Stock or Time-Vesting Restricted Stock, as applicable, will be subject to the same terms and conditions as the underlying shares of Restricted Stock, Adjusted Restricted Stock or Time-Vesting Restricted Stock to which they relate (including performance vesting, if any).  For the avoidance of doubt, the Participant will not be credited with additional shares of Common Stock or shares of common stock of the Successor in connection with any dividend or other distribution declared in connection with the Transaction, other than as expressly provided in this Agreement.

5.            Change in Control Prior to the Transaction.  Notwithstanding the foregoing and notwithstanding any provision of Section 12(A) of the Plan to the contrary, in the event of a Change in Control (as defined below) of Ashland prior to the Transaction, all then-outstanding shares of Restricted Stock will convert immediately prior to such Change in Control into a number of time-vesting shares of Common Stock having the same terms and conditions (other than performance vesting) as this Award, with such number determined (a) in the event such Change in Control occurs on or prior to October 1, 2016, as if the Performance Period ended on the date of such Change in Control and the Performance Goal was achieved at “target” level, as calculated in accordance with Attachment 2 hereto, and (b) in the event such Change in Control occurs following October 1, 2016, as if the Performance Period ended on the date of such Change in Control and the Performance Goal was achieved based on actual performance as of the end of such shortened Performance Period, as determined by the P&C Committee of Ashland (or the board of directors of the Successor or the appropriate committee thereof, as applicable) in accordance with Attachment 2 hereto.

In the event such time-vesting shares of Common Stock are assumed, continued, converted or replaced by the surviving or resulting entity (such entity and its subsidiaries, the “Acquiror”) in connection with such Change in Control (as determined by the P&C Committee of Ashland (or the board of directors of the Successor or the appropriate committee thereof, as applicable)), then such shares (or other Acquiror securities) will remain outstanding and will become vested in full on the Vesting Date, so long as the Participant remains in the continuous employment of the Acquiror through the Vesting Date, except as otherwise described herein.  In the event such time-vesting shares of Common Stock are not so assumed, continued, converted or replaced, then such shares shall immediately vest in full upon such Change in Control.

For purposes of Section 5 and Section 6 of this Agreement, this Award will not be considered to be assumed, continued, converted or replaced by the Acquiror in connection with a Change in Control unless (a) the Award is adjusted to prevent dilution of the Participant’s rights hereunder as a result of the Change in Control, and (b) immediately after the Change in Control, the Award relates to shares of stock in the Acquiror which are publicly traded and listed on a national securities exchange, in each case as determined by the P&C Committee of Ashland (or the board of directors of the Successor or the appropriate committee thereof, as applicable) prior to such Change in Control.

6.            Change in Control Following the Transaction.  Notwithstanding the foregoing and notwithstanding any provision of Section 12(A) of the Plan to the contrary, in the event of a Change in Control of Ashland (or the Successor, as applicable) following the Transaction:

(a)               in the event the then-outstanding shares of Adjusted Restricted Stock or Time-Vesting Restricted Stock, as applicable, are assumed, continued, converted or replaced by the Acquiror in connection with such Change in Control, then such shares will remain outstanding and will become vested on the Vesting Date (in the case of shares of Adjusted Restricted Stock, following the conversion into shares of Time-Vesting Restricted Stock, as described in Section 3), so long as the Participant remains in the continuous employment of the Acquiror through the Vesting Date, except as otherwise described herein.

(b)               in the event the then-outstanding shares of Adjusted Restricted Stock or Time-Vesting Restricted Stock, as applicable, are not assumed, continued, converted or replaced by the Acquiror in connection with such Change in Control, then such shares shall immediately vest in full upon such Change in Control (provided that, in the case of shares of Adjusted Restricted Stock, such vesting shall occur immediately following the conversion of the shares of Adjusted Restricted Stock into shares of Time-Vesting Restricted Stock, as described in Section 3).

7.            Termination of Employment; Forfeiture.  Except as otherwise determined by the P&C Committee of Ashland (or the board of directors of the Successor or the appropriate committee thereof, as applicable), all then-outstanding shares of Restricted Stock, Adjusted Restricted Stock or Time-Vesting Restricted Stock, as applicable, which have not vested will be forfeited in the event that any of the following shall occur:

(a)               you voluntarily terminate your employment with Ashland (or the Successor, as applicable) or the Acquiror (and, solely following a Change in Control, other than a termination for Good Reason (as defined below));

(b)               your employment is terminated by Ashland (or the Successor, as applicable) or the Acquiror as a result of your refusal to accept employment in a new or different position (and solely following a Change in Control, under circumstances in which you do not have Good Reason to terminate your employment);

(c)               Ashland (or the Successor, as applicable) or the Acquiror terminates your employment for Cause (as defined below); or

(d)               the Board of Directors of Ashland determines, in its sole discretion prior to the Vesting Date and prior to a Change in Control, that the Transaction will not be consummated.

In the event of a Specified Termination (as defined below) prior to the Transaction and prior to a Change in Control of Ashland, a prorated portion of the then-outstanding shares of Restricted Stock (the “Prorated Portion”) shall remain outstanding, except as otherwise described herein, and shall convert into shares of Adjusted Restricted Stock in connection with the Transaction and shall, subject to achievement of the Performance Goal, convert into shares of Time-Vesting Restricted Stock immediately following the end of the Performance Period, in each case as described in Section 3, at which time such shares shall immediately vest in full.  The Prorated Portion shall be determined based on a fraction, the numerator of which is the number of full or partial months elapsed from the Date of Award to the date of the Specified Termination, and the denominator of which is [36]3[48].4  All shares of Restricted Stock other than the Prorated Portion shall be forfeited as of the date of the Specified Termination.

In the event of a Specified Termination following the Transaction and prior to a Change in Control of Ashland (or the Successor, as applicable), all of the then-outstanding shares of Time-Vesting Restricted Stock shall immediately vest in full (provided that, in the event such termination occurs prior to the end of the Performance Period, such vesting shall occur immediately following the conversion of the shares of Adjusted Restricted Stock into shares of Time-Vesting Restricted Stock, as described above).

In the event of a Specified Termination following a Change in Control of Ashland (or the Successor, as applicable), regardless of whether the Transaction has occurred prior to such Change in Control, all of the then-outstanding time-vesting shares of Common Stock described in Section 5 above, shares of Adjusted Restricted Stock or Time-Vesting Restricted Stock (in each case, as assumed, continued, converted or replaced by the Acquiror in connection with such Change in Control, if applicable), shall immediately vest in full (provided that, in the event such termination occurs prior to the end of the Performance Period, such vesting shall occur immediately following the conversion of the shares of Adjusted Restricted Stock into shares of Time-Vesting Restricted Stock, as described above).

8.  Definitions.  For purposes of this Agreement:

(a)                a termination for “Cause” will arise in the event that you:  (i) substantially fail to perform your duties with Ashland (or the Successor, as applicable) or the Acquiror, unless such failure is due to your incapacity as a result of physical or mental illness; or (ii) engage in willful misconduct or gross negligence in performing your duties with Ashland (or the Successor, as applicable) or the Acquiror.

(b)               “Change in Control” shall have the meaning assigned to the term “Change in Control of the Company” (or term of similar import) in the Participant’s Change in Control Agreement with Ashland as then in effect.  For the avoidance of doubt, for purposes of this Agreement, a Change in Control of the Successor shall mean a “Change of Control of the Company” (or term of similar import) as defined in such Change in Control Agreement, except that, as applicable, each reference to “the Company” within such definition shall be replaced with a reference to the Successor.

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3 For all recipients other than the CEO.
4 For the CEO.

(c)              “Good Reason” shall mean, following a Change in Control of Ashland (or the Successor, as applicable) (i) a 15% or greater reduction in your base salary as in effect as of immediately prior to such Change in Control; [or] (ii) the relocation of your principal work location to a location outside a 50-mile radius from your principal work location as of the date of such Change in Control, except for required travel on the Acquiror’s business to an extent substantially consistent with your business travel obligations as of immediately prior to such Change in Control[; or (iii) solely in connection with a termination of your employment following November 18, 2018, the assignment to you of primary duties and responsibilities of a type substantially different from the type of duties and responsibilities performed in your position as of immediately prior to such Change in Control.]5 Notwithstanding the foregoing, Good Reason shall not exist unless:  (a) you provide the Acquiror with written notice of the act(s) alleged to constitute Good Reason within thirty (30) days of your knowledge of the occurrence of such act(s), (b) the Acquiror fails to cure such acts within thirty (30) days of receipt of such notice and (c) you exercise your right to terminate your employment for Good Reason within sixty (60) days thereafter.  For the avoidance of doubt, “Good Reason” shall not exist for purposes of this Agreement prior to a Change in Control of Ashland (or the Successor, as applicable).

(d)               a “Specified Termination” will arise (i) in the event that your employment is involuntarily terminated by Ashland (or the Successor, as applicable) or the Acquiror without Cause, (ii) in the event that, following a Change in Control, you elect to terminate your employment with the Acquiror for Good Reason or (iii) in the event of your death or Disability.

(e)               the “Successor” shall mean the successor in interest (i) to all or substantially all of the business and/or assets of Ashland (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise); or (ii) to any portion of the business or assets of Ashland which are no longer owned by Ashland as a result of the completion of the Transaction; in each case with which you become employed in connection with the Transaction.  For the avoidance of doubt, for purposes of this Agreement, the independent, publicly traded company that would operate the Valvoline business immediately following the Transaction would be the Successor in the event you become employed by such company in connection with the Transaction.

9.            Executive Compensation Recovery Policy.  Ashland has adopted an Executive Compensation Recovery Policy (the “Clawback Policy”) for Ashland’s executive officers effective for plan years beginning on or after October 1, 2009.  Under the Clawback Policy, in the event any of Ashland’s financial statements from and after fiscal 2010 are materially restated, as determined by the Audit Committee of the Board of Directors of Ashland, due to fraudulent activity or intentional misconduct by an executive officer as determined by the Board of Directors of Ashland in its sole discretion, such officer would be required to reimburse Ashland for any incentive-related compensation paid to such executive officer in the manner described below.  The portion this Award that is based on performance measures which are recalculated to reflect the restated financial results would be used to determine the amount to be reimbursed.  Any reimbursement with respect to this Award would be required to be made in cash.

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5 For the CEO.

In addition, the Board of Directors of Ashland has the discretion to determine whether other named executive officers (“NEOs”) would be required to repay incentive-related compensation pursuant to the Clawback Policy, whether or not such NEOs were involved in the fraudulent activity or misconduct.  Ashland has a period of three (3) years after the payment or award was made to seek reimbursement from the applicable executive officer(s) or NEO(s).

10.            Miscellaneous.  Notwithstanding any other provision of this Agreement, the P&C Committee of Ashland (or the board of directors of the Successor or the appropriate committee thereof, as applicable) or the Acquiror may, in its sole discretion, provide for accelerated vesting of the Award at any time and for any reason.

Ashland confirms this Award to the Participant, as a matter of separate agreement and not in lieu of salary or any other compensation for services, of the number of shares of Restricted Stock set forth above, subject to and upon all the terms, provisions and conditions contained herein and in Attachment 2 hereto and the Plan.  Copies of the Plan and related prospectus are available for the Participant’s review on Fidelity’s website.

Nothing contained in this Agreement, Attachment 2 hereto or in the Plan shall confer upon the Participant any right to continue in the employment of, or remain in the service of, Ashland or any of its subsidiaries (or the Successor or any of its subsidiaries, as applicable) or the Acquiror or any of its subsidiaries.

In the event that any provisions of this Agreement conflict with the Plan, the provisions of this Agreement shall control.  The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed by and among Ashland, the Successor and their subsidiaries and any third-party Plan administrators as necessary for the purpose of managing and administering the Plan.  The Participant understands that such processing of this information may need to be carried out by Ashland, the Successor and their subsidiaries and by third-party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America.  By accepting this Award, the Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.

The Participant consents and agrees to electronic delivery of any documents that Ashland may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan.  The Participant understands that, unless earlier revoked by the Participant by giving written notice to Ashland Inc., Attn: Lynne Sprinkle, 500 Hercules Road, Bldg. 8134, Wilmington, Delaware 19808, this consent shall be effective for the duration of the Award.  The Participant also understands that the Participant shall have the right at any time to request that Ashland deliver written copies of any and all materials referred to above at no charge.

Please contact Lynne Sprinkle (302) 594-5015; LASprinkle@ashland.com if you have any questions.

This Award of shares of Restricted Stock is subject to the Participant’s on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.  The right to the shares of Restricted Stock under the Plan shall expire if not accepted by __________________.

By accepting the terms and conditions of this Agreement, the Participant acknowledges receipt of a copy of the Plan, the related prospectus, and Ashland’s most recent Annual Report and Proxy Statement (the “Prospectus Information”).  The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and conditions set forth herein and in the Plan, and acknowledges that he or she had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

IN WITNESS WHEREOF, ASHLAND has caused this instrument to be executed and delivered effective as of the day and year first above written.

ASHLAND INC.

By:
Name:
Title:

Attachment 2
Performance Goal

The Performance Goal adopted by the P&C Committee of Ashland for the Performance Period is described below:

Combined weighted-average relative total shareholder return (TSR) over the Performance Period of (1) Ashland as of the beginning of the Performance Period and (2) each of Ashland and Valvoline on the 120th day after the Transaction, against the TSR of the Peer Companies (S&P 500 / S&P 400 Materials).

The TSR Target (50% of the number of shares of Restricted Stock awarded) is the 50th percentile.  The TSR Threshold (12.5% of the number of shares of Restricted Stock awarded) is the 35th percentile.  The maximum award is 100% of the number of shares of Restricted Stock awarded when performance is at the 90th percentile of the peer group.  The number of shares of Restricted Stock awarded will be interpolated in the event percentile performance is achieved between the values shown below.

	Percentile Performance vs. Peer Group	Percent of Maximum Earned
Maximum	90th	100%
	70th	75%
Target	50th	50%
	40th	25%
Threshold	35th	12.5%
	Below 35th	0%

The weighting of post-transaction Ashland TSR and Valvoline TSR will be based on the market cap of each of Ashland and Valvoline on the date of the Transaction.  TSR will be measured utilizing the applicable 20-day average stock price preceding the beginning and end of the Performance Period.

In the event of a Change in Control of Ashland (or the Successor, as applicable) following the Transaction and prior to the 120th day following the Transaction, the relative TSR of Ashland (or the Successor, as applicable) will be calculated as soon as practicable following such Change in Control, based on the consideration received by shareholders of Ashland (or the Successor, as applicable) in connection with such transaction.

The Performance Goal described above will apply to a prorated portion of the shares of Restricted Stock awarded, with such proration to be based on the number of full or partial months elapsed from the beginning of the performance period (October 1, 2015) through the date of the Transaction.  However, in no event will the Performance Goal apply to less than two-thirds of the shares of Restricted Stock awarded.  50% of the shares of Restricted Stock that are not subject to the Performance Goal will convert into shares of Time-Vesting Restricted Stock (“TVRS”) immediately following the Performance Period (i.e., at target level).

All calculations and determinations shall be made by the P&C Committee of Ashland (or the board of directors of the Successor or the appropriate committee thereof, as applicable) in its sole discretion.

The first table below illustrates the number of shares that would convert into TVRS based on the level of TSR performance achieved and the month in which the transaction occurs, assuming a grant of 18,000 shares of Restricted Stock.  The subsequent table illustrates the percentage of the shares of Restricted Stock granted that would convert into TVRS in each scenario.  In each case, the final row marked “Not Subject to Performance Goal” illustrates the number or percentage of shares of Restricted Stock that will convert into TVRS without being subject to the Performance Goal.

Assumes 18,000 shares of Restricted Stock Granted
Percentile Peformance vs. Peer Group	Performance Achieved		# of Restricted Shares That Would Convert Into TVRS Based on Percentile Performance vs Peer Group and Month in Which Transaction Occurs
			0-24	25	26	27	28	29	30	31	32	33	34	35	36
Maximum – 90th	100%	Subject to Performance Goal	12,000	12,500	13,000	13,500	14,000	14,500	15,000	15,500	16,000	16,500	17,000	17,500	18,000
70th	75%		9,000	9,375	9,750	10,125	10,500	10,875	11,250	11,625	12,000	12,375	12,750	13,125	13,500
Target – 50th	50%		6,000	6,250	6,500	6,750	7,000	7,250	7,500	7,750	8,000	8,250	8,500	8,750	9,000
40th	25%		3,000	3,125	3,250	3,375	3,500	3,625	3,750	3,875	4,000	4,125	4,250	4,375	4,500
Threshold – 35th	12.5%		1,500	1,563	1,625	1,688	1,750	1,813	1,875	1,938	2,000	2,063	2,125	2,188	2,250
Below 35th	0.0%		-	-	-	-	-	-	-	-	-	-	-	-	-
N/A	N/A	Not Subject to Performance Goal	3,000	2,750	2,500	2,250	2,000	1,750	1,500	1,250	1,000	750	500	250	-

Percentile Peformance vs. Peer Group	Performance Achieved		% of Restricted Shares That Would Convert Into TVRS Based on Percentile Performance vs Peer Group and Month in Which Transaction Occurs
			0-24	25	26	27	28	29	30	31	32	33	34	35	36
Maximum – 90th	100%	Subject to Performance Goal	66.7%	69.4%	72.2%	75.0%	77.8%	80.6%	83.3%	86.1%	88.9%	91.7%	94.4%	97.2%	100.0%
70th	75%		50.0%	52.1%	54.2%	56.3%	58.3%	60.4%	62.5%	64.6%	66.7%	68.8%	70.8%	72.9%	75.0%
Target – 50th	50%		33.3%	34.7%	36.1%	37.5%	38.9%	40.3%	41.7%	43.1%	44.4%	45.8%	47.2%	48.6%	50.0%
40th	25%		16.7%	17.4%	18.1%	18.8%	19.4%	20.1%	20.8%	21.5%	22.2%	22.9%	23.6%	24.3%	25.0%
Threshold – 35th	12.5%		8.3%	8.7%	9.0%	9.4%	9.7%	10.1%	10.4%	10.8%	11.1%	11.5%	11.8%	12.2%	12.5%
Below 35th	0.0%		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
N/A	N/A	Not Subject to Performance Goal	16.7%	15.3%	13.9%	12.5%	11.1%	9.7%	8.3%	6.9%	5.6%	4.2%	2.8%	1.4%	0.0%